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Exhibit 11

                             MERCHANTS GROUP, INC.
                        Computation of Income Per Share
                     (in thousands, except per share data)

                                                 For the Three          For the Nine
                                                 Months Ended           Months Ended
                                                 September 30,          September 30,
                                             ---------------------   ---------------------
                                                1994       1995        1994        1995
                                             ---------   ---------   ---------   ---------
Net income (loss) for computing
  earnings per common share
  without dilution and
  fully diluted                                 $1,449     $(1,996)     $  703     $(4,801)
                                             =========   =========   =========   =========

Weighted average number of common
  shares outstanding - without
  dilution                                       3,158       3,213       3,157       3,213

Addition from assumed exercise as
  of the beginning of the period,
  of common stock options
  outstanding as of the end of the
  period, reduced by the number of
  shares assumed to have been
  repurchased by the company with
  the proceeds from exercise, at
  the average market value per
  share during the period                           20           6          20           5
                                             ---------   ---------   ---------   ---------

Weighted average number of common
  share and common share
  equivalents outstanding                        3,178       3,219       3,177       3,218

Addition from assumed exercise as
  of the beginning of the period, of
  common stock options outstanding as
  of the end of the period, reduced
  by the number of shares assumed to
  have been repurchased by the
  company with the proceeds from
  exercise at the market value per
  share as of the end of the period.              -              1        -              2
                                             ---------   ---------   ---------   ---------

Weighted average number of common
  shares and common share
  equivalents outstanding, primary
  and fully diluted                              3,178       3,220       3,177       3,220
                                             =========   =========   =========   =========

 Primary and fully diluted earnings
  (loss) per share                               $ .46       $(.62)      $ .22      $(1.49)
                                             =========   =========   =========   =========





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